Exhibit 99.1

News Release	Corporate Communications 262 N. University Dr. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY17 Second Quarter Operating Results

Vista Outdoor Reports Sales and Gross Profit Year-Over-Year Organic Growth

Vista Outdoor As-Reported EPS Includes Non-Recurring Settlement

Vista Outdoor Reaffirms FY17 Financial Guidance

Farmington, Utah, November 10, 2016 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the second quarter of its Fiscal Year 2017 (FY17), which ended on October 2, 2016.

"Vista Outdoor delivered solid second quarter results, including an increase of 24 percent in both sales and gross profit over the prior-year period as a result of acquisitions and strong performance in our Shooting Sports segment," said Vista Outdoor Chairman and Chief Executive Officer Mark DeYoung. "Year over year, our Outdoor Products and Shooting Sports segments delivered organic sales growth for the quarter. During the quarter, we also welcomed Camp Chef to the Vista Outdoor family of brands. Camp Chef is a leading provider of outdoor cooking solutions and provides Vista Outdoor with a foothold in one of the camping market's most attractive categories."

For the second quarter ended October 2, 2016:

•	Sales were $684 million, up 24 percent from the prior-year quarter, including $106 million from the recent acquisitions, and up 5 percent on an organic basis.

•
Gross profit was $185 million, up 24 percent from the prior-year quarter. The increase includes $32 million of gross profit from the recent acquisitions, and a 3 percent increase in organic gross profit.

•
Operating expenses were $81 million, compared to $88 million in the prior-year quarter. The decrease primarily reflects an acquisition claim settlement gain related to the Bushnell acquisition, partially offset by additional expenses generated by the acquisitions, as well as previously announced ongoing investments in selling, marketing and R&D activities.

•
The tax rate for the quarter was 22.4 percent down from 39.7 percent in the prior-year quarter. The decrease was primarily caused by the nontaxable treatment of the legal claim settlement noted above and settlement of the IRS examination of the fiscal 2013 and 2014 tax returns in the current quarter.

•	Fully diluted earnings per share (EPS) was $1.22, compared to $0.52 in the prior-year quarter. Adjusted EPS was $0.74, compared to $0.63 in the prior-year quarter.

•
Cash flow provided by operating activities was $10 million compared to $17 million in the prior-year period. Year-to-date free cash flow use was $48 million, compared to free cash flow generation of $5 million in the prior-year period.

•	The company repurchased approximately 1,074,000 shares for $44 million. Since October 2, 2016, Vista Outdoor repurchased approximately 724,000 additional shares for $28 million.

"We remain confident in our strategy, and we are reaffirming our FY17 guidance," said Vista Outdoor Chief Financial Officer Stephen Nolan. "Our second quarter results have improved over our reported first-quarter levels. We saw increased promotional activity in the Outdoor Products segment and, due to the ongoing challenging retail environment, this will likely continue in the second half of the fiscal year. The promotional activity also resulted in some acceleration of revenue from the third quarter into the second quarter."

Reaffirmed Outlook for Fiscal Year 2017

Vista Outdoor reaffirms FY17 financial guidance:

•	Sales in a range of $2.72 billion to $2.78 billion.

•	Interest expense of approximately $45 million.

•	Tax rate of approximately 37 percent.

•	Adjusted EPS in a range of $2.65 to $2.85.

•	Capital expenditures of approximately $90 million.

•	Free cash flow in a range of $130 million to $160 million.

The guidance above includes the previously announced Camp Chef acquisition but does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of contingent consideration revaluation, transition expenses, the acquisition legal claim settlement or inventory step-ups for already-completed acquisitions.

Please see the tables below for a reconciliation of non-GAAP adjusted EPS, operating profit and free cash flow to the comparable GAAP measures.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY17 financial results on November 10, 2016, at 9 a.m. Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number for the recorded call is 719-457-0820, and the confirmation code is 3371873.

Investor Day

Vista Outdoor will host its first Investor Day for institutional investors and equity analysts on Thursday, November 17, 2016 at 9 a.m. Eastern Time at the New York Marriott East Side hotel, located at 525 Lexington Avenue in New York City. The event will feature presentations from Vista Outdoor leadership team, including: Mark DeYoung, Chairman & Chief Executive Officer; Stephen Nolan, Chief Financial Officer; Dave Allen, Senior Vice President of Sales; Kelly Grindle, President of Outdoor Products; and Bob Keller, President of Shooting Sports. For those interested in attending or for more information, please contact Michael Pici at investor.relations@vistaoutdoor.com or (801) 447-3168 or Jonna Kim at jonna.kim@icrinc.com or (203) 682-8226. A live webcast of the event will be available in the "Investors" section of the Company's website at http://investors.vistaoutdoor.com/event. An online archive of the webcast will be available after the conclusion of the event and remain on the website for one year.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit and Earnings Per Share

The adjusted cost of sales, gross profit, operating expenses, operating profit (adjusted EBIT), adjusted tax rate, and adjusted earnings per share (adjusted EPS) presented above are non-GAAP financial measures that Vista Outdoor defines as gross profit, operating profit (EBIT), tax rate and EPS excluding, where applicable, the impact of a gain recorded on an acquisition claim settlement, costs incurred in the period for completed and potential transactions, transition costs for the Action Sports acquisition, facility rationalization costs and acquisition inventory step-up. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor's definition may differ from those used by other companies.

Vista Outdoor
Quarter ended October 2, 2016:

	Cost of Sales	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$498,903	$185,409	$80,846	$104,563	$21,196	22.4%	$73,224	$1.22
Acquisition claim settlement gain, net	—	—	30,027	(30,027)	143		(30,170)	(0.50)
Transaction and transition costs	—	—	(2,067)	2,067	779		1,288	0.02
As adjusted	$498,903	$185,409	$108,806	$76,603	$22,118	33.3%	$44,342	$0.74

Quarter ended October 4, 2015:

	Cost of Sales	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$402,353	$149,024	$88,281	$60,743	$21,505	39.7%	$32,675	$0.52
Transaction costs	—	—	(6,735)	6,735	1,519		5,216	0.08
Facility rationalization	—	—	(2,185)	2,185	830		1,355	0.02
Inventory step-up	(538)	538	—	538	204		334	0.01
As adjusted	$401,815	$149,562	$79,361	$70,201	$24,058	37.8%	$39,580	$0.63

Outdoor Products
Quarter ended October 4, 2015:

	Cost of Sales	Gross Profit
As reported	$155,664	$57,314
Inventory step-up	(538)	538
As adjusted	$155,126	$57,852

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended October 2, 2016 and October 4, 2015.

During the quarter ended October 2, 2016, we finalized a settlement of claims that we brought against the previous owner of Bushnell Holdings and third-party insurance providers relating to certain disputes arising under the purchase agreement with respect to the acquisition.

During the quarter ended October 2, 2016, Vista Outdoor incurred transaction and transition costs associated with the completed transaction of Action Sports and Camp Chef as well as other possible transactions, including advisory, legal and accounting service fees, a portion of which were non-deductible for tax purposes. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance-related expenses, and severance costs. For the quarter ended October 4, 2015, Vista Outdoor incurred transaction costs for potential transactions including advisory, legal and accounting service fees.

During the quarter ended October 4, 2015, Vista Outdoor incurred certain facility rationalization costs associated with the closure of the Meridian, Idaho facility.

For the quarter ended October 4, 2015, as a result of the acquisitions of CamelBak and Jimmy Styks, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up will be expensed to the income statement over the first inventory cycle.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures and excluding an acquisition claim settlement, and transaction and transition costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Six months ended October 2, 2016	Six months ended October 4, 2015	Projected year ending March 31, 2017
Cash provided by operating activities	$10,183	$17,495	$246,904–$276,904
Capital expenditures	(31,117)	(17,216)	~(90,000)
Acquisition claim settlement gain, net	(30,027)	—	(30,027)
Transaction and transition costs paid to date, net of tax	3,123	4,413	3,123
Free cash flow	$(47,838)	$4,692	$130,000–$160,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of a gain due to an acquisition claim settlement, costs incurred for completed and potential transactions, transition costs for the Action Sports acquisition, changes in value of future payments of contingent consideration, and acquisition inventory step-up, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY17 Full-Year Adjusted EPS Guidance

	Low	High
EPS guidance including acquisition claim settlement, contingent consideration revaluation, transaction and transition costs, and inventory step-up incurred to date	$3.13	$3.33
Acquisition claim settlement gain, net	(0.50)	(0.50)
Contingent consideration	(0.04)	(0.04)
Transaction and transition costs incurred to date	0.05	0.05
Inventory step-up	0.01	0.01
Adjusted EPS guidance	$2.65	$2.85

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor's plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words 'believe', 'expect', 'anticipate', 'intend', 'aim', 'should' and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor's actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor's other markets, including conditions affecting employment levels, consumer confidence and spending, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor's ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor's ability to obtain acceptable third party licenses; Vista Outdoor's ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor's ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor's sales to significant customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor's operating costs; Vista Outdoor's competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor's business, such as federal and state firearms and ammunition regulations; Vista Outdoor's ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor's filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(preliminary and unaudited)

	Quarter ended		Six months ended
(Amounts in thousands except per share data)	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015
Sales, net	$684,312	$551,377	$1,314,581	$1,065,874
Cost of sales	498,903	402,353	957,795	777,558
Gross profit	185,409	149,024	356,786	288,316
Operating expenses:
Research and development	8,150	2,815	15,981	5,170
Selling, general, and administrative	102,723	85,466	207,167	163,420
Acquisition claim settlement gain, net	(30,027)	—	(30,027)	—
Income before interest and income taxes	104,563	60,743	163,665	119,726
Interest expense, net	(10,143)	(6,563)	(22,106)	(9,132)
Income before income taxes	94,420	54,180	141,559	110,594
Income tax provision	21,196	21,505	39,211	44,029
Net income	$73,224	$32,675	$102,348	$66,565
Earnings per common share:
Basic	$1.23	$0.52	$1.70	$1.06
Diluted	$1.22	$0.52	$1.69	$1.05
Weighted-average number of common shares outstanding:
Basic	59,710	62,816	60,055	63,064
Diluted	60,055	63,155	60,400	63,406

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	October 2, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$48,275	$151,692
Net receivables	556,270	428,398
Net inventories	575,755	440,240
Other current assets	27,451	29,334
Total current assets	1,207,751	1,049,664
Net property, plant, and equipment	244,155	203,485
Goodwill	1,214,003	1,023,451
Net intangible assets	824,046	650,472
Deferred charges and other non-current assets	31,398	15,562
Total assets	$3,521,353	$2,942,634
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$192,000	$17,500
Accounts payable	135,618	147,738
Accrued compensation	41,623	47,394
Accrued income taxes	2,451	12,171
Federal excise tax	30,540	27,701
Other current liabilities	167,802	116,397
Total current liabilities	570,034	368,901
Long-term debt	928,950	652,787
Deferred income tax liabilities	184,102	135,957
Accrued pension and postemployment liabilities	71,618	73,503
Other long-term liabilities	64,747	51,319
Total liabilities	1,819,451	1,282,467

Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 59,293,644 shares at October 2, 2016 and 60,825,914 shares at March 31, 2016	593	608
Additional paid-in capital	1,752,069	1,743,371
Retained earnings	268,769	166,421
Accumulated other comprehensive loss	(112,834)	(110,214)
Common stock in treasury, at cost— 4,670,795 shares held at October 2, 2016 and 3,138,525 shares held at March 31, 2016	(206,695)	(140,019)
Total stockholders' equity	1,701,902	1,660,167
Total liabilities and stockholders' equity	$3,521,353	$2,942,634

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	October 2, 2016	October 4, 2015
Operating Activities:
Net income	$102,348	$66,565
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	26,993	18,784
Amortization of intangible assets	20,393	15,651
Amortization of deferred financing costs	2,823	1,156
Deferred income taxes	(11)	695
Loss on disposal of property, plant, and equipment	—	498
Stock-based compensation	6,524	6,137
Excess tax benefits from share-based plans	—	(206)
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	(40,122)	(10,907)
Net inventories	(73,717)	(95,550)
Accounts payable	(47,574)	(8,220)
Accrued compensation	(15,651)	1,134
Accrued income taxes	(4,431)	(7,015)
Federal excise tax	2,895	2,856
Pension and other postretirement benefits	1,155	3,650
Other assets and liabilities	28,558	22,267
Cash provided by operating activities	10,183	17,495
Investing Activities:
Capital expenditures	(31,117)	(17,216)
Acquisition of businesses, net of cash acquired	(458,149)	(462,182)
Proceeds from the disposition of property, plant, and equipment	66	130
Cash used for investing activities	(489,200)	(479,268)
Financing Activities:
Borrowings on line of credit	290,000	360,000
Payments on line of credit	(130,000)	(360,000)
Proceeds from issuance of long-term debt	307,500	350,000
Payments made on long-term debt	(16,000)	(8,750)
Payments made for debt issuance costs	(3,660)	(4,379)
Purchase of treasury shares	(64,961)	(53,009)
Deferred payments for acquisitions	(7,136)	—
Excess tax benefits from share-based plans	—	206
Proceeds from employee stock compensation plans	75	438
Cash provided by financing activities	375,818	284,506
Effect of foreign exchange rate fluctuations on cash	(218)	(552)
Decrease in cash and cash equivalents	(103,417)	(177,819)
Cash and cash equivalents at beginning of period	151,692	263,951
Cash and cash equivalents at end of period	$48,275	$86,132